                               AMENDMENT NUMBER 1

                                   FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                           ONE VALLEY BANCORP, INC.
            (Exact name of registrant as specified in its charter)


         West Virginia             0-10042            55-0609408
   (State of incorporation       (Commission       (I.R.S. Employer
        of organization)         File Number)     Identification No.)


              One Valley Square, Charleston, West Virginia  25301
                   (Address of principal executive offices)
                                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class              Name of each exchange on which
         to be so registered              each class is to be registered
    Common Stock $10.00 Par Value             New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)

Item 1.

                Description of Registrant's Securities
                          to be Registered

                   Common Stock, $10.00 Par Value


     The capital stock of One Valley Bancorp, Inc. (the "Company" or "Registrant"), to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $10.00 per share. Holders of Common Stock are entitled to one vote per share at all meetings of shareholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No preemptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights; nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

Certain provisions of the Company's Articles of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions: (1) provide for a classified Board; (2) provide that directors may only be removed by the affirmative vote of 80% or more of the shares entitled to vote; (3) provide that nominations may be made only by advance written notice;
(4) provide that certain business transactions will require the affirmative vote of the holders of at least 80% of the shares entitled to vote; and (5) provide that at least 80% of the shares entitled to vote must approve certain amendments to the Articles of Incorporation and Bylaws; and (6) provide that newly created directorships must be filled by the Board. In addition, in October, 1995, the Board of Directors adopted a Shareholder Protection Rights Plan. While the foregoing provisions will not necessarily prevent takeover attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

Item 2.

     Exhibits

1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Exchange.


SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of l934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                ONE VALLEY BANCORP, INC.
                                (Registrant)



                      By:   /s/ J. Holmes Morrison
                                J. Holmes Morrison
                                President & Chief Executive Officer





Dated:     April 30, 1997